EXHIBIT 99

Date:	January 31, 2008

Subject:	Baldor Electric Company Announces 4th Quarter and YTD 2007 Results and Discussion

Page:	1 of 3

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, power transmission products, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced unaudited results for the fourth quarter and year 2007.

	4th Quarter			Year-To-Date
	2007	2006		2007	2006
(in thousands except per share data)	Dec 29, 2007	Dec 30, 2006	% Chg	Dec 29, 2007	Dec 30, 2006	% Chg
Net Sales	$457,006	$200,454	128%	$1,824,911	$811,280	125%
Cost of Sales	317,881	147,052		1,280,253	597,227

Gross Profit	139,125	53,402	161%	544,658	214,053	154%
SG&A	74,822	33,038		291,918	132,994

Operating Profit	64,303	20,364	216%	252,740	81,059	212%
Other Income (expense)	831	(105)		2,611	730
Interest Expense	(28,443)	(1,508)		(108,176)	(6,069)

Earnings Before Income Taxes	36,691	18,751	96%	147,175	75,720	94%
Income Taxes	13,314	6,579		53,073	27,602

Net Earnings	$23,377	$12,172	92%	$94,102	$48,118	96%

Earnings Per Share – Diluted	$0.51	$0.37	38%	$2.08	$1.46	42%
Dividends Per Share	$0.17	$0.17	0%	$0.68	$0.67	1%

Average Diluted Shares Outstanding	46,283	32,853		45,248	32,954

John McFarland, Chairman and CEO, commented on the Company’s results, “We are pleased to announce sales for 2007 of $1.82 billion, net earnings of $94 million, and diluted earnings per share of $2.08. Strong cash flows from operations of $141 million helped us reduce our debt by $176 million during the year. Sales for the fourth quarter of $457 million resulted in net earnings of $23 million and $0.51 diluted earnings per share. Operating margin improved to 14.1% in the fourth quarter. For the year, operating margin improved to 13.8% compared to 10.0% in 2006. These results include the operations of Reliance Electric Company which was acquired on January 31, 2007.

“Sales growth for comparable products was over 5% in both the third and fourth quarters of 2007. During January 2008, incoming order rates for comparable products increased 7% on a daily basis compared to January 2007. We believe that our strategy of having two dedicated sales forces, one focused on Dodge® power transmission products and one focused on motors, drives and generators, is beginning to show results.”

SELECTED FINANCIAL DATA (preliminary, unaudited)

	4th Qtr 2007	3rd Qtr 2007
(in thousands)	Dec 29, 2007	Sep 29, 2007
Cash	$37,757	$41,931
Trade Receivables – net	276,304	295,025
Inventories	309,921	321,077

Total Assets	2,817,077	2,857,503
Total Debt	1,376,346	1,394,025
Shareholders’ Equity	812,253	800,583

	Year-To-Date
	2007	2006
(in thousands)	Dec 29, 2007	Dec 30, 2006
Cash Flows from Operations	$140,856	$55,638
Depr & Amortization	71,779	19,744
Capital Expenditures	38,896	26,649
Dividends	31,184	21,891

Depr & Amortization for purchase accounting	21,447	—

Date:	January 31, 2008
Subject:	Baldor Electric Company Announces 4th Quarter and YTD 2007 Results and Discussion
Page:	2 of 3

Following are answers to questions recently asked by shareholders.

Q… How was business during the quarter?

Compared to the fourth quarter of 2006 (and including comparable sales for Dodge and Reliance), industrial motor sales (62% of revenue) were up 8%, power transmission product sales (28% of revenue) were up 4%, drives sales (7% of revenue) were down 6% and generator sales (3% of revenue) were flat. Sales to original equipment manufacturers were up 9%, and sales to distributors were up 1%.

For the year (and including comparable sales for Dodge and Reliance), sales of industrial motors were up 10%, power transmission products up 2%, drives down 7% and generators up 5%. Sales to original equipment manufacturers increased 9% while sales to distributors increased 2%.

Q… Have you seen improvement in your international business?

Sales to customers outside the U.S. increased more than 25% during the quarter and are up over 10% for the year. During the quarter, there were strong sales increases in Asia, Europe and Latin America. Our plan to strengthen our international business includes adding inventory in foreign locations, expanding our China facility and adding sales people where needed.

Q… How were operating cash flows during 2007?

Operating cash flows for the quarter were $26 million and for the year, $141 million. Improved accounts receivable collections and inventory turns, as well as the timing of certain payments such as interest on the debt, contributed to these strong results and provided a significant portion of the funds used to repay debt.

Q… What is your debt balance?

At the end of 2007, our total debt balance was $1.38 billion, down from a peak of $1.56 billion. During the 4th quarter, we reduced our debt by $18 million, bringing our total 2007 debt reduction to $176 million.

In 2008, our goal is to reduce our debt by at least $125 million. So far in 2008, we have reduced our debt by $13 million.

Q… What are your motor production schedules for the first quarter?

Current incoming order rates are good for motors, and finished goods inventories are low. We expect to produce a record number of motors in the first quarter.

Q… Are you pleased with the 14.1% operating margin you achieved in the fourth quarter?

Yes. Even though fourth quarter sales were $24 million less than third quarter, we achieved a higher operating margin. During 2008, we will continue to implement cost and productivity improvements throughout the business.

Q… Have your customers indicated they are concerned about a slowing economy in 2008?

Our customers are optimistic that 2008 will be a good year. The January incoming order rate is 7% ahead of last January (including comparable sales for Dodge and Reliance). However, we do realize there is the risk of a recession. We are prepared to react appropriately should our business slow down.

Date:	January 31, 2008
Subject:	Baldor Electric Company Announces 4th Quarter and YTD 2007 Results and Discussion
Page:	3 of 3

Q… What are your capital investment plans for 2008?

In 2008 we expect to increase our capital investments to approximately $40 million. These investments will expand output in our China plant, increase the output of small motors in our U.S. plants, improve productivity in all plants, improve the quality of our products and add new products.

Q… Are industrial electric motors included in the recently enacted Energy Bill?

Yes, the 2007 Energy Bill will have a big impact on our business. This bill, which becomes effective December 2010, raises the motor efficiency standards set in 1992 and extends coverage to many motors not previously covered. We believe this will affect approximately 50% of our motors and will generate approximately 10% additional revenue in 2011 on the affected motors. As we adjust to this change in product mix, we will also combine the Reliance and Baldor motor designs for greater manufacturing efficiencies.

While the use of premium-efficient motors is mandated at the end of 2010, a growing number of customers are making the switch today. Our Super-E® line of motors grew by 25% during 2007, and we expect that growth rate to continue. In early 2008, we will introduce an energy-efficient line of Dodge gearmotors to further expand our leadership position in energy efficiency.

Q … When will your next update be?

We will hold a conference call on Friday, February 1, 2008, at 10:00 a.m. central time. Participants may listen to the discussion through the Company’s website at www.baldor.com/investors or by calling 877-340-7912. A replay will be available through February 8, 2008 and can be accessed by calling 888-203-1112 (passcode 3543233).

We will also make a presentation at the Gabelli 18th Annual Pump, Valve & Motor Symposium at 9:30 a.m. on Wednesday, February 6, in New York City. The webcast will be available on Baldor’s website.

Baldor’s Annual Shareholders’ Meeting will be held at 10:30 a.m. central time on Saturday, April 26, 2008, in Fort Smith, Arkansas.

Forward Looking Statement

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (including “estimate”, “believe”, “will”, “intend”, “expect”, “may”, “could”, “future”, “susceptible”, “unforeseen”, anticipate”, “would”, “subject to”, “depend”, uncertainties”, “predict”, “can”, “expectations”, “if”, “unpredictable”, “unknown”, “pending”, “assumes”, “continued”, “ongoing”, “assumption” or any grammatical forms of these words or other similar words) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.

For more information contact:
John McFarland	Chairman & CEO	Phone:	479-648-5769
Ron Tucker	President & COO	Fax:	479-648-5701
Tracy Long	Vice President Investor Relations	Email:	Investorinfo@baldor.com